AMENDMENT NO. 1 TO LOAN AND SECURITY AGREEMENT
This AMENDMENT NO. 1 TO THE SIXTH AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Amendment”) is made as of December 20, 2017, by and among CAC WAREHOUSE FUNDING CORPORATION II, as the borrower (the “Borrower”), CREDIT ACCEPTANCE CORPORATION, as the servicer (in such capacity, the “Servicer”) and as the custodian (in such capacity, the “Custodian”), WELLS FARGO BANK, NATIONAL ASSOCIATION, as a lender (the “WF Lender”), the LENDERS FROM TIME TO TIME PARTY THERETO, as lenders (together with WF Lender, the “Lenders”), WELLS FARGO BANK, NATIONAL ASSOCIATION, as the deal agent (in such capacity, together with its successors and assigns, the “Deal Agent”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as the backup servicer (in such capacity, together with its successors and assigns, the “Backup Servicer”) and as the collateral agent (in such capacity, together with its successors and assigns, the “Collateral Agent”). Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Agreement (as defined below).
R E C I T A L S
WHEREAS, the Borrower, the Servicer, the Lenders, the Deal Agent, the Backup Servicer and the Collateral Agent entered into that certain Sixth Amended and Restated Loan and Security Agreement, dated as of June 23, 2016 (as amended and restated from time to time, the “Agreement”); and
WHEREAS, the parties hereto desire to amend the Agreement pursuant to Section 14.1 thereof in certain respects as provided herein;
NOW, THEREFORE, based upon the above Recitals, the mutual premises and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
SECTION 1.Amendments.
(a)    Section 1.1 of the Agreement is hereby amended by deleting the definition of “Borrowing Base” in its entirety and replacing it with the following:
“Borrowing Base: On any date of determination, (a) the product of (i) the Aggregate Outstanding Eligible Loan Net Balance and (ii) the Net Advance Rate, minus (b) the Overconcentration Loan Amount.”
(b)    Section 1.1 of the Agreement is hereby amended by deleting “June 23, 2019 from the definition of “Commitment Termination Date” and replacing it with “December 20, 2020”.

SECTION 2.    Agreement in Full Force and Effect as Amended.
Except as specifically amended hereby, all provisions of the Agreement shall remain in full force and effect. After this Amendment becomes effective, all references to the Agreement, the “Loan and Security Agreement,” “hereof,” “herein,” or words of similar effect referring to the Agreement shall be deemed to mean the Agreement as amended hereby. This Amendment shall not constitute a novation of the Agreement, but shall constitute an amendment thereof. This Amendment shall not be deemed to expressly or impliedly waive, amend or supplement any provision of the Agreement other than as expressly set forth herein.
SECTION 3.    Representations.
Each of the Borrower and the Servicer represent and warrant as of the date of this Amendment as follows:
(a)    it is duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization;
(b)    the execution, delivery and performance by it of this Amendment are within its powers, have been duly authorized, and do not contravene (A) its charter, by-laws, or other organizational documents, or (B) any Applicable Law;
(c)    no consent, license, permit, approval or authorization of, or registration, filing or declaration with any governmental authority, is required in connection with the execution, delivery, performance, validity or enforceability of this Amendment by or against it;
(d)    this Amendment has been duly executed and delivered by it;
(e)    this Amendment constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity;
(f)    each of the representations and warranties set forth in Sections 4.1, 4.2 and 4.3 of the Agreement made by it is true and correct; and
(g)    no Amortization Event or Termination Event has occurred and is continuing and no event or condition exists that, with the giving of notice and/or passage of time, would constitute an Amortization Event or a Termination Event.
SECTION 4.    Conditions to Effectiveness.
This Amendment shall become effective on the date on which each party hereto shall have delivered an executed signature page hereto to the Deal Agent.

SECTION 5.    Miscellaneous.
(a)    This Amendment may be executed in any number of counterparts (including by facsimile), and by the different parties hereto on the same or separate counterparts, each of which shall be deemed to be an original instrument but all of which together shall constitute one and the same agreement.
(b)    The descriptive headings of the various sections of this Amendment are inserted for convenience of reference only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.
(c)    This Amendment may not be amended or otherwise modified except as provided in the Agreement.
(d)    The failure or unenforceability of any provision hereof shall not affect the other provisions of this Amendment.
(e)    Whenever the context and construction so require, all words used in the singular number herein shall be deemed to have been used in the plural, and vice versa, and the masculine gender shall include the feminine and neuter and the neuter shall include the masculine and feminine.
(f)    This Amendment represents the final agreement between the parties only with respect to the subject matter expressly covered hereby and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements between the parties. There are no unwritten oral agreements between the parties.
(g)    THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
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IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

THE BORROWER:	CAC WAREHOUSE FUNDING CORPORATION II

By:	/s/ Douglas W. Busk Name: Douglas W. Busk Title: Treasurer

THE SERVICER AND CUSTODIAN:	CREDIT ACCEPTANCE CORPORATION

By:	/s/ Douglas W. Busk Name: Douglas W. Busk Title: Senior Vice President & Treasurer

THE DEAL AGENT:	WELLS FARGO BANK, NATIONAL ASSOCIATION, as Deal Agent

By:	/s/ Mary Leigh Phillips Name: Mary Leigh Phillips Title: Director

THE BACKUP SERVICER	WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Julie Tanner Fischer Name: Julie Tanner Fischer Title: Vice President

THE COLLATERAL AGENT:	WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Julie Tanner Fischer Name: Julie Tanner Fischer Title: Vice President

THE LENDER:	WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ James B. Brinkley II Name: James B. Brinkley II Title: Managing Director